Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 is based on the historical financial statements of RR Donnelley & Sons Company (“RR Donnelley” or the “Corporation”) and Moore Wallace Incorporated (“Moore Wallace”) after giving effect to (i) the purchase of Moore Wallace by RR Donnelley, (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations, and (iii) the issuance of $1.0 billion of new RR Donnelley Notes (the “New RR Donnelley Notes”).

The pro forma information is being furnished solely for informational purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the periods indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma information is based on estimates and assumptions set forth in the notes to such information.

Pro forma adjustments are necessary to reflect the amortization expense related to amortizable intangible assets, changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, pension and compensation expense, interest expense and the income tax effects related to the pro forma adjustments.

The pro forma adjustments reflect updated information, including valuations, allocations of the purchase price, and estimates of the lives of the tangible and intangible assets acquired, from that reflected in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2004 previously filed in Exhibit 99.1 to this Form 8-K/A.

An unaudited pro forma condensed combined balance sheet is not presented herein since RR Donnelley’s condensed consolidated balance sheet at December 31, 2004 filed on Form 10-K presents the balance sheet of the combined company.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 is presented as if the transaction had been completed on January 1, 2004. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 combines the historical results of RR Donnelley for the year ended December 31, 2004 (which includes the results of Moore Wallace since February 27, 2004) and the historical unaudited results of Moore Wallace for the period from January 1, 2004 to February 26, 2004.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in RR Donnelley’s Annual Report on Form 10-K for the year ended December 31, 2004, the Corporation’s Current Report on Form 8-K dated May 18, 2005, and the consolidated financial statements of Moore Wallace for the year ended December 31, 2003 included in the Corporation’s Current Report on Form 8-K/A dated March 16, 2004.

The unaudited pro forma condensed combined statement of operations is not intended to represent or be indicative of the consolidated results of operations of the combined company that would have been reported had the transaction been completed as of the beginning of the period presented and should not be considered as representative of the future consolidated results of operations of the combined company.

As part of the transaction, Moore Wallace’s Term Loan B was liquidated with proceeds from issuances of commercial paper. The proceeds from the issuance of the New RR Donnelley Notes were used to liquidate the commercial paper and Moore Wallace’s historical $403 million Senior Notes. Accordingly, the pro forma statement of operations reflect the impact of retirement of the Moore Wallace debt.

The income tax rate applied to the pro forma adjustments is the expected statutory rate of 39.5%. All other tax amounts are stated at historical amounts.

Moore Wallace’s historical consolidated financial statements were prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), which differs in certain respects from U.S. GAAP. Note 24 to the consolidated financial statements of Moore Wallace for the year ended December 31, 2003 included in the Corporation’s Current Report on Form 8-K/A dated March 16, 2004 provides a description of the material differences and a reconciliation between Canadian GAAP and U.S. GAAP. For the purposes of presenting the unaudited pro forma condensed combined financial information, financial information relating to Moore Wallace has been adjusted to conform to U.S. GAAP.

Intercompany or transactions between the combining companies were not significant for the period presented. No material pro forma adjustments were required to conform Moore Wallace’s accounting policies to RR Donnelley’s accounting policies. Certain reclassifications have been made to conform the RR Donnelley and Moore Wallace historical amounts to the pro forma presentation in addition to those required to conform the historical amounts of Moore Wallace to U.S. GAAP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF RR DONNELLEY AND MOORE WALLACE

For the Year Ended December 31, 2004

U.S. GAAP (in millions, except per share data)

	RR Donnelley	Moore Wallace Period from January 1, 2004 to February 26, 2004 (a)	Non-Recurring Charges Directly Attributable to the Acquisition (b)		Pro Forma Adjustments		Pro Forma
Net sales	$7,156.4	$524.4	$		$—		$7,680.8

Cost of sales (exclusive of depreciation and amortization)	5,269.6	369.9		(66.9)	1.8	(c)	5,574.4
Selling, general and administrative expenses (exclusive of depreciation and amortization)	934.7	130.5		(31.0)	2.5	(c)(d)	1,036.7
Restructuring and impairment charges – net	107.4	(2.5)			—		104.9
Depreciation and amortization	385.5	23.0			2.6	(e)	411.1

Total operating expenses	6,697.2	520.9		(97.9)	6.9		7,127.1

Income from continuing operations	459.2	3.5		97.9	(6.9)		553.7

Interest expense, net	85.9	8.0			(1.1	)(f)	92.8
Other expense, net	(16.5)	(0.3)			—		(16.8)

Earnings (loss) from continuing operations before taxes and minority interest	356.8	(4.8)		97.9	(5.8)		444.1
Income tax expense	92.6	10.1		38.7	(2.3	)(g)	139.1
Minority interest	(0.7)	0.2			—		(0.5)

Net earnings (loss) from continuing operations	$264.9	$(15.1)		$59.2	$(3.5)		$305.5

Net earnings from continuing operations per share:
Basic	$1.31						$1.40
Diluted	$1.30						$1.39

Weighted average number of common shares outstanding:
Basic	202.3				16.3	(h)	218.6
Diluted	204.2				16.3	(h)	220.5

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

(a)	Historical results of Moore Wallace were prepared in accordance with Canadian GAAP and have been adjusted to conform with RR Donnelley’s presentation under U.S. GAAP. The differences between Canadian GAAP and U.S. GAAP that are material to Moore Wallace’s unaudited consolidated statement of operations for the period from January 1, 2004 to February 26, 2004 are described in the section entitled “Differences Between Canadian GAAP and U.S. GAAP.”

(b)	The pro forma adjustments in the combined statement of operations for the year ended December 31, 2004 reflect the following: (1) a $55.9 million non-recurring charge to cost of sales reflecting the capitalized manufacturing profit added to inventory under purchase accounting as those inventories were sold following the close of the transaction; (2) non-recurring charge to cost of sales of $11.0 million for amortization of order backlog recorded as an asset under purchase accounting, and (3) a charge of approximately $31.0 million for advisory fees related to the acquisition paid by Moore Wallace for the period January 1, 2004 to February 26, 2004. These charges are directly attributable to the transaction, are non-recurring in nature and are not expected to have a continuing impact on the results of operations of the combined company.

(c)	Represents pro forma adjustments required to record $3.3 million of pension and postretirement expense based upon the fair value of the prepaid pension costs, pension liability and postretirement liability ($1.8 million in cost of sales and $1.5 million in selling, general and administrative expenses).

(d)	Reflects a pro forma adjustment to recognize additional compensation costs of $1.0 million related to the exchange of unvested restricted stock and restricted stock units.

(e)	Represents a pro forma adjustment to reflect incremental depreciation and amortization resulting from fair value adjustments to property, plant and equipment, amortizable intangible assets and system development costs.

(f)	Reflects a pro forma interest expense adjustment to reflect the retirement of Moore Wallace debt and the issuance of the New RR Donnelley Notes.

(g)	Reflects the pro forma tax effect of the above adjustments at an estimated combined statutory tax rate of 39.5%.

(h)	Represents adjustments to basic and dilutive shares outstanding necessary to present the RR Donnelley shares exchanged for Moore Wallace common shares at the beginning of the period presented.

Differences Between Canadian GAAP and U.S. GAAP

The following describes the material adjustments to the unaudited pro forma condensed combined financial statement to reconcile Canadian GAAP and U.S. GAAP and should be read in conjunction with Note 24 to the consolidated financial statements of Moore Wallace for the year ended December 31, 2003 included in the Corporation’s Current Report on Form 8-K/A dated March 16, 2004.

The following tables provide a reconciliation of Moore Wallace’s net loss as reported under Canadian GAAP to net loss under U.S. GAAP.

Period from January 1, 2004 to February 26, 2004 (in millions)
Net loss from continuing operations under Canadian GAAP	$(17.9)
U.S. GAAP ADJUSTMENTS:
Pension expense	0.7
Postretirement benefits	2.9
Computer software	1.1
Stock-based compensation	(0.1)
Income taxes	(1.8)

Net loss from continuing operations under U.S. GAAP.	$(15.1)

The U.S. GAAP adjustments are described below:

Pensions and Postretirement Benefits

With the adoption of Canadian Institute of Chartered Accountants (CICA) Handbook Section 3461, Employee Future Benefits, effective January 1, 2000, there is no longer any difference in the method of accounting for these costs. However, the transitional rules for implementing the new Canadian standard continue to result in U.S. GAAP reporting differences. Under CICA Handbook Section 3461, all past net gains (losses), net assets and prior service costs were recognized as of the date of adoption. In contrast, under U.S. GAAP, net gains (losses), net assets and prior service costs that occurred before January 1, 2000 are recognized over the appropriate amortization period.

Business Process Reengineering/Computer Software

Under U.S. GAAP, business process reengineering costs are expensed as incurred. Prior to October 28, 1998, Canadian GAAP permitted these costs to be capitalized or expensed. Subsequent to October 28, 1998, Canadian GAAP requires expensing these costs. Prior to October 28, 1998, Moore Wallace capitalized business process reengineering costs and classified them as computer software. In 2004, the U.S. GAAP reconciling item for computer software relates solely to the amortization differential of the capitalized amounts.

Stock Compensation

The adoption of CICA Handbook, Section 3870—Stock-Based Compensation and Other Stock-Based Payments reduced most prospective differences in accounting for these costs between Canadian GAAP and U.S. GAAP. For both Canadian and U.S. GAAP, Moore Wallace uses the intrinsic value method for accounting for stock options. Prior to CICA Handbook Section 3870, recognition of compensation expense was not required for Moore Wallace’s Series 1 Preference Share options, whereas under U.S. GAAP, the expense is measured at the fair value of the preference share options, less the amount the employee is required to pay, and is accrued over the vesting period.

In April 2002, the Moore Wallace shareholders approved the amendment of the options to purchase Series 1 Preference Shares to eliminate the cash-out provision and to make them exercisable for one common share per preference share option. The exercise price and the number of preference share options remained unchanged. This amendment effectively made these options common share equivalents for diluted earnings per share computations. The transition rules for CICA Handbook Section 3870 required that these common share equivalents be considered outstanding as of the beginning of the year, whereas for U.S. GAAP purposes, these preference share options were not considered common share equivalents until amended. The difference in the weighted average common shares between Canadian GAAP and U.S. GAAP relates solely to the amendment of the preference share options.

Additionally, no compensation expense is required to be recognized in the current and future periods under Canadian GAAP pursuant to CICA Handbook Section 3870, whereas under U.S. GAAP, unearned compensation cost will be recognized over the remaining vesting period (through December 11, 2004) based on the intrinsic value of the option on the date of approval.

Income Taxes

The liability method of accounting for income taxes is used for both Canadian GAAP and U.S. GAAP. However, under U.S. GAAP, temporary differences are tax effected at enacted rates, whereas under Canadian GAAP, temporary differences are tax effected using substantively enacted rates and laws that will be in effect when the differences are expected to reverse.

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